As filed with the Securities and Exchange Commission on May 5, 2000
                          Registration No. 333-_______

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                    Under the
                             Securities Act of 1933
                             ----------------------

                            Altair International Inc.
             (Exact name of registrant as specified in its charter)


          Province of Ontario, Canada                            None
        (State or other jurisdiction of                    (I.R.S. employer
         incorporation or organization)                 identification number)


             William P. Long                            Copies to:
                President
        Altair International Inc.                  Brian G. Lloyd, Esq.
     1725 Sheridan Avenue, Suite 140               Bryan T. Allen, Esq.
           Cody, Wyoming 82414              PARR WADDOUPS BROWN GEE & LOVELESS
              (307) 587-8245                185 South State Street, Suite 1300
 (Name,  address,  including zip code,                Salt Lake City, Utah 84111
and telephone number,including area code,     (801) 532-7840
       of agent for service)

Approximate  date of  commencement  of proposed  sale to the public:  As soon as
practicable  after  the  effective  date  of  this  Registration   Statement  as
determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:[ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:[ ]

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                                                   Proposed
                                                             Proposed maximum       maximum          Amount of
Title of each class                          Amount to be     offering price       aggregate        registration
of securities to be registered                registered       per share(1)        offering            fee(1)
                                                                                   price(1)
--------------------------------------------------------------------------------------------------------------------
Common shares, no par value                   3,177,945(2)         $4.20          $13,347,369          $3,523
Warrants(3)                                      75,078              --                --
====================================================================================================================

(1) Estimated pursuant to Rule 457 solely for the purpose of calculating the registration fee, based upon the average of the high and low sales prices for the common shares as reported on the Nasdaq National Market on May 1, 2000.

(2) In addition, pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement covers a presently indeterminate number of shares of Common Stock issuable upon the occurrence of a stock split, stock dividend, or other similar transaction.

(3) Warrants to purchase up 75,078 of the Shares subject to this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

                                [GRAPHIC OMITTED]

                            ALTAIR INTERNATIONAL INC.
                             3,177,945 Common Shares
                                75,078 Warrants
                               ------------------

         Altair  International  Inc.  (" We,"  "Altair" or the  "Company")  is a
development-stage Ontario company in the business of developing mineral processing equipment and mineral properties. Altair recently acquired the rights to a hydrometallurgical process designed primarily for the production of titanium dioxide products from titanium bearing ores or concentrates (the "Processing Technology"). Altair intends to initially use the Processing Technology to produce small "nanoparticles" of titanium dioxide that are used in paints, cosmetics and other products. In addition, Altair owns and is developing a mineral processing machine it calls the "Altair Centrifugal Jig" or simply the "Jig." The Jig uses a rotating circular screen and pulsating water to separate valueless mineral particles from more valuable mineral particles based on their specific gravity. Altair also leases and is exploring an approximately 14,000 acre parcel of land near Camden, Tennessee to determine whether it would be amenable to large-scale mining of titanium and zircon using the Jig or other equipment. Altair has not completed testing of the Processing Technology, the Jig, or the Tennessee mineral property.

         This Prospectus relates to 3,177,945 common shares of Altair, without par value (the "Shares") and 75,078 warrants to purchase common shares of Altair without par value (the "Offered Warrants"; collectively with the Shares, the "Offered Securities"). All of the Offered Securities are to be sold by persons who are existing security holders of the Company and identified in the section of this Prospectus entitled "Selling Shareholders" (the "Selling Shareholders"). Of the Shares offered hereby, 1,442,970 are currently owned by the Selling Shareholders, and 483,672 are issuable upon the exercise of warrants to purchase common shares of Altair, including the Offered Warrants (the "Warrants"). The remaining 1,251,303 Shares are being registered pursuant to a contractual obligation with one of the Selling Shareholders and represent common shares of Altair, without par value ("Common Stock") that the Company may be required to issue to such Selling Shareholder pursuant to repricing provisions contained in the stock purchase agreement between such Selling Shareholder and the Company. The number of Shares actually issued pursuant to such repricing provisions may be greater or fewer than 1,251,303 Shares. See "Selling Shareholders--Repricing Provisions and Additional Shares." In addition, pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), this Prospectus and the registration statement of which it is a part cover a presently indeterminate number of shares of Common Stock issuable upon the occurrence of a stock split, stock dividend, or other similar transaction.

         The Company will not receive any of the proceeds from the sale of the Offered Securities. In the United States, the shares of Common Stock are listed for trading under the symbol ALTIF on the Nasdaq National Market. On May 1, 2000, the closing sale price of the Common Stock, as reported by the Nasdaq National Market, was $4.3125 per share. See "Price Range of Common Stock." Unless otherwise expressly indicated, all monetary amounts set forth in this Prospectus are expressed in United States Dollars.

--------------------------------------------------------------------------------
Consider  carefully  the risk  factors  beginning  on page 7 in this  Prospectus
before   investing   in  the   shares   beihng   sold   with   this   Prospectus
--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                                Dated May 4, 2000


                                TABLE OF CONTENTS

ABOUT THIS PROSPECTUS.............................................................................................4
---------------------


PROSPECTUS SUMMARY................................................................................................4
------------------

   ALTAIR INTERNATIONAL INC.......................................................................................4
   -------------------------
   THE OFFERING...................................................................................................5
   ------------

FORWARD-LOOKING STATEMENTS........................................................................................7
--------------------------


RISK FACTORS......................................................................................................7
------------

   RISK FACTORS RELATED TO THE COMPANY GENERALLY..................................................................7
   ---------------------------------------------
      We Have Not Generated Any Operating Revenues or Profits.....................................................7
      --------------------------------------------------------
      We May Continue to Operate at a Net Loss....................................................................8
      -----------------------------------------
      We May Not Be Able to Raise Sufficient Capital to Meet Present and Future Obligations.......................8
      --------------------------------------------------------------------------------------
      Our Operations Are and Will Be Subject to Extensive Government Regulation...................................9
      --------------------------------------------------------------------------
      Certain of Our Experts and Directors Reside in Canada and May Be Able to Avoid Civil Liability..............9
      -----------------------------------------------------------------------------------------------
      We Are Dependent on Key Personnel..........................................................................10
      ----------------------------------
      We May Fail to Identify or Be Unable to Consummate Important Strategic Transactions........................10
      ------------------------------------------------------------------------------------
      We May Issue Substantial Amounts of Additional Shares Without Stockholder Approval.........................10
      -----------------------------------------------------------------------------------
      The Market Price of Our Common Stock Is Extremely Volatile.................................................11
      -----------------------------------------------------------
      Future Sales of Currently Restricted Securities May Affect the Market Price of Our Common Stock............11
      ------------------------------------------------------------------------------------------------
      We Have Never Declared a Dividend and May Not for the Foreseeable Future...................................12
      -------------------------------------------------------------------------
   RISK FACTORS RELATED TO DEVELOPMENT OF THE JIG................................................................12
   ----------------------------------------------
      Our Series 12 Jig Is Too Small for Most Commercial Uses....................................................12
      --------------------------------------------------------
      Testing Is Incomplete on Our Series 30 Jig.................................................................12
      -------------------------------------------
      Performance Of the Jig in a Commercial Setting May Not Match Test Results..................................12
      --------------------------------------------------------------------------
      The Jig Faces Competition from Alternative Technologies....................................................13
      --------------------------------------------------------
      The Jig Faces Competition from Other Jig-like Products.....................................................13
      -------------------------------------------------------
      The Market for Commodities Produced Using the Jig May Collapse.............................................14
      ---------------------------------------------------------------
      We Are Dependent upon Others to Manufacture the Jig........................................................14
      ----------------------------------------------------
      Certain Patents for the Centrifugal Jig Have Expired or Will Expire in the Near Future.....................14
      ---------------------------------------------------------------------------------------
   RISK FACTORS RELATED TO DEVELOPMENT OF THE TENNESSEE MINERAL PROPERTY.........................................15
   ---------------------------------------------------------------------
      We Have Not Completed Testing the Feasibility of Mining the Tennessee Mineral Property.....................15
      ---------------------------------------------------------------------------------------
      We May Be Unable to Obtain Necessary Environmental Permits for the Tennessee Mineral Property..............15
      ----------------------------------------------------------------------------------------------
      Any Operations on the Tennessee Mineral Property May Lead to Environmental Liability.......................16
      -------------------------------------------------------------------------------------


   RISK FACTORS RELATED TO DEVELOPMENT OF THE PROCESSING.........................................................16
   -----------------------------------------------------
   TECHNOLOGY AND PROCESSING ASSETS..............................................................................16
   --------------------------------
      We Have Not Yet Confirmed the Viability and Effectiveness of the Processing Technology and Processing Assets.16
      -------------------------------------------------------------------------------------------------------------
      Nanoparticles Produced Using the Processing Technology May Be, or Be Perceived as, Substandard.............16
      -----------------------------------------------------------------------------------------------
      The Current Market for TiO2 Nanoparticles Is Limited.......................................................17
      -----------------------------------------------------
      Our Cost of Production May Exceed Estimates................................................................17
      --------------------------------------------
      Pending Patent Applications May Be Denied or Provide Inadequate Protection.................................17
      ---------------------------------------------------------------------------
      Use of the Processing Technology May Lead to Substantial Environmental Liability...........................18
      ---------------------------------------------------------------------------------

THE COMPANY'S COMMON STOCK.......................................................................................19
--------------------------

   PRICE RANGE OF COMMON STOCK...................................................................................19
   ---------------------------
   OUTSTANDING SHARES AND NUMBER OF SHAREHOLDERS.................................................................19
   ---------------------------------------------
   DIVIDENDS.....................................................................................................20
   ---------
   TRANSFER AGENT AND REGISTRAR..................................................................................20
   ----------------------------
   CANADIAN TAXATION CONSIDERATIONS..............................................................................20
   --------------------------------

USE OF PROCEEDS..................................................................................................21
---------------


DILUTION.........................................................................................................21
--------


SELLING SHAREHOLDERS.............................................................................................21
--------------------

   BENEFICIAL OWNERSHIP OF SELLING SHAREHOLDERS..................................................................21
   --------------------------------------------
   PRIVATE PLACEMENT OF SHARES AND WARRANTS......................................................................23
   ----------------------------------------
      De Jong and Associates.....................................................................................23
      ----------------------
      Toyota on Western, Inc.....................................................................................23
      -----------------------
      Ladenburg Thalmann & Co., Inc..............................................................................24
      ------------------------------
      Anderson LLC...............................................................................................24
      ------------
   REPRICING PROVISIONS AND ADDITIONAL SHARES....................................................................25
   ------------------------------------------

PLAN OF DISTRIBUTION.............................................................................................26
--------------------


DESCRIPTION OF SHARES............................................................................................27
---------------------


LEGAL MATTERS....................................................................................................28
-------------


EXPERTS..........................................................................................................28
-------


INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..................................................................29
-----------------------------------------------


WHERE YOU CAN FIND MORE INFORMATION..............................................................................30
-----------------------------------


                              ABOUT THIS PROSPECTUS

         This Prospectus provides you with a general description of Altair, certain risk factors associated with investment in the Offered Securities, and a description of the contemplated offering. In addition, you should read the additional information described under the heading "Incorporation of Certain Documents by Reference" on page 30 of this Prospectus.

                               PROSPECTUS SUMMARY

         This summary highlights some information from this Prospectus. Because it is a summary, it necessarily does not contain all of the information necessary to your investment decision. To understand this offering fully, you should read carefully the entire Prospectus.

                            Altair International Inc.

         Altair International Inc. is a development-stage Ontario company whose primary business is acquiring and developing mineral processing equipment for use in the recovery of fine mineral particles, including gold, titanium, and zircon, and environmental contaminants. Altair also seeks to acquire or lease mineral deposits suitable for the use of its mineral processing equipment. Unless the context requires otherwise, all references to "Altair," "Altair International Inc.," "we" or the "Company" in this Prospectus refer to Altair International Inc. and each of its subsidiaries.

         In November, 1999, Altair acquired the rights to a Processing Technology developed by BHP Minerals International Inc. ("BHP") primarily for the production of titanium dioxide products from titanium bearing ores or concentrates. Altair also acquired all testing equipment related to the Processing Technology owned by BHP, the right to use (for no fee) the services of certain BHP employees for a year, and the right to lease (for $15,000 per month) a 20,000 square foot portion of BHP's testing facility in Reno, Nevada. The Processing Technology is capable of producing conventional titanium dioxide pigments as well as specialized titanium dioxide nanoparticles. Altair has determined that it will initially use the Processing Technology and related equipment (the "Processing Assets") to produce titanium dioxide nanoparticles. These are high value products used in specialty paints, cosmetics and other high technology applications due to their unique optical and photo-catalytic properties.

         Altair is also developing the Jig. The Jig is a machine that uses a rotating circular screen and pulsating water to separate valueless mineral particles from more valuable mineral particles based on the differences in their specific gravity. In tests, the Jig has proven capable of segregating and recovering extremely fine mineral particles, sized from 100 to 400 mesh, which are not presently recoverable using conventional techniques. ("Mesh" refers to the openings or spaces in a screen, and the value (size) of mesh is given as the number of openings per linear inch.) Altair is presently testing and customizing the Jig for use in the recovery of heavy minerals such as titanium and zircon and for use in the washing of coal. Management believes that the Jig could also be used to recover other minerals such as gold and for environmental remediation.

         Altair has also leased, and is exploring, an approximately 14,000 acre parcel of land near Camden, Tennessee (the "Tennessee Mineral Property") to determine whether it would be amenable to large-scale mining for titanium and zircon using the Jig or other equipment. Preliminary reports suggest that the Tennessee Mineral Property contains significant amounts of valuable heavy minerals, including titanium and zircon, and is suitable for a large-scale sand mining operation with a multi-decade life. Altair has commissioned a final feasibility study to further study the mineralogical characteristics of the resource, analyze possible mining techniques, evaluate product markets and assess financing options. Altair expects to receive results from such study in late 2000.

         Altair's principal office is located at 1725 Sheridan Avenue, Suite 140, Cody, Wyoming 82414 U.S.A., and its telephone number is (307) 587-8245.

                                  The Offering

Securities offered by the Selling Shareholders                   3,177,945
Warrants                                                            75,078
--------------------------------------------------------------------------------
Shares  of  Common  Stock  outstanding  prior to this       17,114,185(1)
offering
--------------------------------------------------------------------------------
Shares of Common  Stock  outstanding  following  this       17,597,857(1) (2)
offering, if all Shares are sold
--------------------------------------------------------------------------------
Use of Proceeds                                        All   proceeds   of   the
                                                       offering will be received
                                                       by      the       Selling
                                                       Shareholders.
--------------------------------------------------------------------------------
Risk Factors                                           You should read the "Risk
                                                       Factors,"   beginning  on
                                                       page 7, as well as  other
                                                       cautionary     statements
                                                       throughout           this
                                                       Prospectus,        before
                                                       investing  in the Offered
                                                       Securities.
--------------------------------------------------------------------------------
(1) Excludes 2,988,700 shares of Common Stock authorized for issuance upon exercise of outstanding options granted pursuant to Altair's stock option plans, 358,000 shares of Common Stock reserved for the future grant of stock options under such plans, and 696,172 shares of Common Stock subject to outstanding warrants to purchase Common Stock.

(2) Assumes (a) exercise of all of the Warrants in exchange for 483,672 Shares and immediate re-sale of all such Shares, and (b) that no shares of Common Stock are issued pursuant to the repricing provisions. The actual number of shares of Common Stock outstanding following the offering will vary, and may vary materially, depending upon how many Shares are issued pursuant to the repricing provisions described in "Selling Shareholders--Repricing Provisions and Additional Shares."

                              Selling Shareholders

         All of the Offered Securities are to be sold by persons who are existing security holders of the Company. The Selling Shareholders acquired their Shares and Offered Warrants in private placements of (i) 25,000 Shares and 75,000 Warrants that the Company completed on February 15, 2000, (ii) 166,667 Shares and 83,333 Warrants that the Company completed on March 3, 2000 and (iii) 1,251,303 Shares and 325,339 Warrants (75,078 of which were issued to a placement agent) that the Company completed on April 7, 2000.

         The Offered Warrants are currently owned by one of the Selling Shareholders. Of the Shares offered hereby, 1,442,970 are currently owned by the Selling Shareholders and 483,672 are issuable upon the exercise of the Warrants. The remaining 1,251,303 Shares are being registered pursuant to a contractual obligation with one of the Selling Shareholders and represent shares of Common Stock that the Company may be required to issue to such Selling Shareholder pursuant to repricing provisions contained in the stock purchase agreement between such Selling Shareholder and the Company. The number of Shares actually issued pursuant to such repricing provisions may be greater or fewer than 1,251,303 Shares. See "Selling Shareholders--Repricing Provisions and Additional Shares." In addition, pursuant to Rule 416 of the Securities Act, this Prospectus and the registration statement of which it is a part cover a presently indeterminate number of shares of Common Stock issuable upon the occurrence of a stock split, stock dividend, or other similar transaction. See "Selling Shareholders."

         For purposes of this Prospectus, the Company has assumed that the number of Shares issuable upon exercise of each of the Warrants is the number stated on the face thereof. Nonetheless, the number of Shares issuable upon exercise of the Warrants, and available for resale hereunder, is subject to adjustment and could materially differ from the estimated amount depending on the occurrence of a stock split, stock dividend, or similar transaction resulting in an adjustment in the number of Shares subject to the terms of the Warrants.

                           FORWARD-LOOKING STATEMENTS

       This Prospectus contains various forward-looking statements. Such statements can be identified by the use of the forward-looking words "anticipate," "estimate," "project," "likely," "believe," "intend," "expect," or similar words. These statements discuss future expectations, contain projections regarding future developments, operations, or financial conditions, or state other forward-looking information. When considering such forward-looking statements, you should keep in mind the risk factors noted in this section and other cautionary statements throughout this Prospectus and the Company's periodic filings with the SEC that are incorporated herein by reference. You should also keep in mind that all forward-looking statements are based on management's existing beliefs about present and future events outside of management's control and on assumptions that may prove to be incorrect. If one or more risks identified in this Prospectus or any applicable filings materializes, or any other underlying assumptions prove incorrect, the Company's actual results may vary materially from those anticipated, estimated, projected, or intended.

       Among the key factors that may have a direct bearing on the Company's operating results are risks and uncertainties described under "Risk Factors," including those attributable to the absence of operating revenues or profits, uncertainties regarding the development and commercialization of the Processing Technology and the Jig, development risks associated with the Tennessee Mineral Properties and uncertainties regarding the Company's ability to obtain capital sufficient to continue its operations and pursue its proposed business strategy.

                                  RISK FACTORS

         Before you invest in the Offered Securities described in this Prospectus, you should be aware that such investment involves the assumption of various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this Prospectus before you decide to purchase the Offered Securities.

                  Risk Factors Related to the Company Generally

We Have Not Generated Any Operating Revenues or Profits.
--------------------------------------------------------

         Altair is a development stage company. To date, Altair has not generated revenues from operations or realized a profit. Altair is presently investing substantial resources in the testing and development of the Jig, the exploration of the Tennessee Mineral Property, and the acquisition, development and commercialization of the Processing Technology and Processing Assets. There can be no assurance that the Jig, the Tennessee Mineral Property, the Processing Technology and Processing Assets or any other project undertaken by Altair will ever enable Altair to generate revenues or that Altair will at any time realize a profit from operations.

We May Continue to Operate at a Net Loss.
-----------------------------------------

         Altair has experienced a loss from operations in every fiscal year since its inception. Altair's losses from operations in 1998 were $1,762,088 and its losses from operations in 1999 were $2,291,850. Although Altair expects to begin product sales of titanium dioxide ("TiO2") nanoparticles in 2000, total sales will probably not be at a level sufficient to produce a positive net income for the year. Altair will continue to experience a net operating loss until, and if, the Processing Technology and Processing Assets, the Jig and/or the Tennessee Mineral Property begin generating revenues for Altair. Even if the Processing Technology and Processing Assets, the Jig or the Tennessee Mineral Property begin generating revenues, such revenues may not exceed the costs of production. Accordingly, Altair may not ever realize a profit from operations.

We May Not Be Able to  Raise  Sufficient  Capital  to Meet  Present  and  Future
--------------------------------------------------------------------------------
Obligations.
------------

In order to complete our purchase of the Processing Technology and the Processing Assets, we are required to make an AUD$7,475,000 installment payment (plus interest) on May 15, 2000 and a AUD$3,750,000 installment payment on August 15, 2000. If we fail to timely make such payments to BHP, we will forfeit to BHP, without any right to reimbursement for the amount of the purchase price paid to date, all right, title and interest in and to the Processing Technology and Procssing Assets. Although we presently have capital sufficient to pay the May 15, 2000 installment and commitments to provide capital sufficient to fund the August 15, 2000 installment, unanticipated events may prohibit our timely making such installment payments.

         In addition, we may not be able to complete the development work necessary to complete the testing and make the modifications necessary to place the Processing Technology and Processing Assets into continuous operation in a commercial setting. We may also be unable to obtain the capital necessary to complete testing and development of the Jig or exploration of the Tennessee Mineral Property. If we determine to construct and operate a mine on the Tennessee Mineral Property, we will need to obtain a significant amount of additional capital to complete construction of the mine and commencement of operations.

         In addition, we may need additional capital for necessary or discretionary acquisitions of equipment, properties, intellectual property rights or companies. General and industry market factors or other unforeseen events may also affect Altair's use of and need for capital.

         If Altair needs additional capital, it may not to be able obtain the amount of additional capital needed or may be forced to pay an extremely high price for capital. Factors affecting the availability and price of capital may include, without limitation, the following:

     |X| market   factors   affecting  the  availability  and  cost  of  capital
         generally;
     |X| the  performance  of Altair;
     |X| the size of  Altair's  capital needs;
     |X| the market's perception of mining, technology and/or minerals stocks; |X| the economics of projects being pursued; and |X| industry perception of Altair's ability to recover minerals with the
         Jig or Processing Technology.

If Altair is unable to obtain sufficient capital or is forced to pay a high price for capital, Altair may be unable to make all installment payments on the Processing Technology and Processing Assets, be unable to place the Processing Technology and Processing Assets into continuous operation, complete testing and production of the Jig, complete exploration and development of the Tennessee Mineral Property, or otherwise pursue and fully exploit existing or future development opportunities. In addition, because of their size, resources, history and other factors, certain competitors of Altair may have better access to capital than Altair and, as a result, may be able to exploit opportunities more rapidly, easily or thoroughly than Altair.

Our Operations Are and Will Be Subject to Extensive Government Regulation.
--------------------------------------------------------------------------

         Altair's exploration of the Tennessee Mineral Property, testing of the Jig, and operation of the titanium pigment processing facility are, and any future testing, operation, construction or mining activities of Altair will be, subject to a number of federal, state, and local laws and regulations concerning mine and machine safety and environmental protection. Such laws include, without limitation, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, and the Comprehensive Environmental Response Compensation Liability Act. Such laws require that Altair take steps to, among other things, maintain air and water quality standards, protect threatened, endangered and other species of wildlife and vegetation, preserve certain cultural resources, and reclaim exploration, mining and processing sites. These laws are continually changing and, as a general matter, are becoming more restrictive.

         Compliance with federal, state, or local laws or regulations represents a small part of Altair's present budget; nevertheless, continued compliance may be extremely costly, especially if Altair actually commences mining operations on the Tennessee Mineral Property. If Altair fails to comply with any such laws or regulations, a government entity may levy a fine on Altair or require Altair to take costly measures to ensure compliance. Any such fine or expenditure may adversely affect Altair's development.

Certain of Our Experts and  Directors  Reside in Canada and May Be Able to Avoid
--------------------------------------------------------------------------------
Civil Liability.
----------------

         Altair is an Ontario corporation, and a majority of its directors are residents of Canada. In addition, certain of Altair's experts (including its principal accountants and Canadian legal counsel) are located in Canada. As a result, investors may be unable to effect service of process upon such persons within the United States and may be unable to enforce court judgments against such persons predicated upon civil liability provisions of the United States securities laws. It is uncertain whether Canadian courts would (i) enforce judgments of United States courts obtained against Altair or such directors, officers or experts predicated upon the civil liability provisions of United States securities laws or (ii) impose liability in original actions against Altair or its directors, officers or experts predicated upon United States securities laws.

We Are Dependent on Key Personnel.
----------------------------------

         The continued success of Altair will depend to a significant extent on the services of Dr. William P. Long, President and Chief Executive Officer of Altair, and Mr. C. Patrick Costin, Vice President of Altair and President of Fine Gold and MRS. The loss or unavailability of Mr. Long or Mr. Costin could have a material adverse effect on Altair. Altair does not carry key man insurance on the lives of such key officers.

         In addition to the individuals identified above, Altair employs a Chief Financial Officer, senior process engineer, metallurgist, geologist, controller and administrative assistant. Altair has no other employees. Aside from Dr. Long, Mr. Costin and the Chief Financial Officer, Altair has no employment agreements with any of its personnel. Competition for such personnel is intense, and Altair can provide no assurance that it will be able to attract and maintain all personnel necessary for the development and operation of its business.

We  May  Fail  to  Identify  or Be  Unable  to  Consummate  Important  Strategic
--------------------------------------------------------------------------------
Transactions.
-------------

         Altair is currently evaluating, and plans to continue to evaluate, licensing or acquiring additional mining products or properties. Altair also plans to remain open to acquiring, or developing strategic relations with other companies that have products, manufacturing capabilities, or other qualities that are compatible with Altair's business objectives. Altair must compete for attractive acquisition or strategic alliance candidates with numerous other companies, many of whom have significantly greater financial and technological resources than Altair. In addition, to the extent Altair is in a competitive position, it may fail to identify or consummate acquisition or strategic alliance opportunities.

         Even if Altair identifies and completes such alliances, consummation thereof may require Altair to incur additional debt, amortize expenses related to goodwill and intangible assets, or issue dilutive equity securities, all of which could adversely affect Altair's operating results or financial condition. In addition, a failure by Altair to integrate its operations with that of an ally or acquisition target may adversely affect operating results. Disruptions in operations are likely to be especially severe during the fiscal quarters immediately following any acquisition or alliance transaction, while the operations of the acquired or combined business are being integrated into Altair's operations.

We May Issue  Substantial  Amounts  of  Additional  Shares  Without  Stockholder
--------------------------------------------------------------------------------
Approval.
---------

         Altair's Articles of Incorporation authorize the issuance of an unlimited number of shares of Common Stock. All such shares may be issued without any action or approval by Altair's stockholders. In addition, Altair has two stock option plans which have potential for diluting of the ownership interests of Altair's stockholders. The issuance of any additional shares of Common Stock would further dilute the percentage ownership of Altair held by existing stockholders.

The Market Price of Our Common Stock Is Extremely Volatile.
-----------------------------------------------------------

         The Common Stock was listed on the Alberta Stock Exchange through April 23, 1998 and has been listed on the Nasdaq National Market since January 26, 1998. Between March 24, 1997 and January 23, 1998, our Common Stock was listed on the Nasdaq SmallCap Market. Trading in the Common Stock has been characterized by a high degree of volatility. See "Price Range of Common Stock." Trading in the Common Stock may continue to be characterized by extreme volatility for numerous reasons, including the following:

|X|      Uncertainty regarding the viability of the Processing Technology;

|X|      The continued absence of any revenues from the Jig;

|X|      Uncertainty  regarding the  viability of mining the  Tennessee  Mineral
         Property;

|X| Continued dominance of trading in the Common Stock by a small number of firms;

|X|      Positive or negative announcements by Altair or its competitors;

|X| Industry trends, general economic conditions in the United States or elsewhere, or the general markets for equity securities, minerals, and commodities;

|X| The announcement of financial or research and development results that differ from analyst and investor expectations, regardless of the health of Altair;

|X|      Significant changes in future prospects of Altair; and

|X| Speculation by short sellers of Common Stock or other persons who stand to profit from a rapid increase or decrease in the price of the Common Stock.

Future Sales of Currently  Restricted  Securities May Affect the Market Price of
--------------------------------------------------------------------------------
Our Common Stock.
-----------------

         The resale of "restricted securities" as well as securities held by "affiliates" of Altair, is generally subject to the provisions of Rule 144 ("Rule 144") promulgated under the Securities Act of 1993, as amended (the "Securities Act"). In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted securities for at least one year (including the holding period of any prior owner except an affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the number of shares of Common Stock then outstanding or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. In addition, a person who is not deemed to have been an affiliate of Altair at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owners except an affiliate), would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. Altair is unable to predict the effect that future sales under Rule 144 may have on the then-prevailing market price of the Common Stock.

         In addition, shares issued upon exercise of options granted pursuant to Altair's employee stock option plans are presently registered under the Securities Act. Subject to certain restrictions on resale by affiliates, such shares may be sold without restriction. The sale of any substantial number of shares of Common Stock may have a depressive effect on the market price of our Common Stock.

We Have Never Declared a Dividend and May Not for the Foreseeable Future.
------------------------------------------------------------------------


         Altair has never declared or paid dividends on the Common Stock. Moreover, Altair currently intends to retain any future earnings for use in its business and, therefore, does not anticipate paying dividends on its Common Stock in the foreseeable future.

                 Risk Factors Related to Development of the Jig

Our Series 12 Jig Is Too Small for Most Commercial Uses.
--------------------------------------------------------

         To date, Altair has developed and tested a lower-capacity Series 12 Jig and a higher-capacity Series 30 Jig. Test results on the Series 12 Jig, designed to be capable of processing approximately 120 tons of solids per day, suggest that commercial use of the Series 12 Jig is technically feasible. Nevertheless, the designed capacity of the Series 12 Jig is too small for coal washing, heavy minerals extraction, and most other intended applications of the Jig, except use in small placer gold mines or similar operations. Even if the Series 12 Jig performs to design specifications in subsequent tests or at a commercial facility, Altair believes that, because of its small capacity, the potential market for the Series 12 Jig is limited.

Testing Is Incomplete on Our Series 30 Jig.
-------------------------------------------

         The Series 30 Jig is designed to process approximately 500 tons of solids per day. Altair believes that this designed capacity is sufficient for heavy mineral sands processing and many other intended commercial applications. Having completed an initial set of tests on the Series 30 Jig at a heavy minerals sand processing facility in Northern Florida, Altair hopes that it can begin marketing the Series 30 Jig for heavy mineral sands recovery during 2000. Nevertheless, the Series 30 Jig may not prove attractive to potential end users. Even if Altair is successful in leasing the Series 30 Jig to end users, the Series 30 Jig may not prove efficient, durable, or cost-effective enough to satisfy the expectations of end users once operated in an uncontrolled environment. In addition, the introduction of new technologies by competitors could render the Series 30 Jig or larger Jig obsolete or unmarketable or require costly alterations to make it marketable.

Performance Of the Jig in a Commercial Setting May Not Match Test Results.
--------------------------------------------------------------------------

         Although test results from controlled tests on the Series 30 Jig suggest that it is capable of separating valuable heavy minerals from mineral sands, the Series 30 Jig has not been operated as part of an actual commercial mineral processing facility. When integrated into actual commercial operations, the Series 30 Jig:

|X|      may not be able to process sand at its design capacity;

|X| may not recover a commercially valuable end product at a commercial viable rate when processing mineral sands;

|X| may break down frequently or otherwise be too costly to operate and maintain;

|X| may be displaced or rendered obsolete by the introduction of competing technologies or jigs and may be incompatible with developing mining or extraction processes; and

|X| may be rendered obsolete by the absence of demand for heavy minerals or other end product of processing.


The Jig Faces Competition from Alternative Technologies.
--------------------------------------------------------

         The centrifugal jig process may not prove superior, either technically or commercially, to alternative technologies. Various mineral processing technologies perform many functions similar or identical to those for which the Jig is designed. Altair believes that, in certain applications, the Jig may prove more efficient, cost effective, or adaptable than spirals and cones, froth flotation devices or heavy media separation devices. Nevertheless, results from further tests or actual operations may reveal that these alternative technologies are better adapted to any or all of the uses for which the Jig is intended. Moreover, regardless of test results, consumers may view any or all of such alternative technologies as technically superior to, or more cost effective than, the Jig.

The Jig Faces Competition from Other Jig-like Products.
-------------------------------------------------------

         Altair believes that the Jig currently faces several forms of competition in the commercial segregation of dense particles contained in feeds between 150 and 400 mesh, including the Kelsey Jig, Falcon concentrators and the Knelsen batch concentrator unit, which are currently being used worldwide. Another centrifugal jig device, the Kelsey jig, has been developed in Australia subsequent to the invention of the Jig. According to the Kelsey jig's manufacturer, Geo Logics Pty. Ltd., Kelsey jigs are in service worldwide. In addition, Falcon, a Canadian company, produces a small batch concentrator as well as a machine which is used mainly for pre-concentration and scavenging. Their principal applications to date have been in the gold and tantalum industries. There also exists a batch concentrator known as the Knelsen Bowl. Knelsen units have been installed in various mining applications, primarily gold, throughout the world. Competitors, many of whom may have significant capital and resources, may develop, or be in the process of developing, superior or less expensive alternatives to the Jig.

The Market for Commodities Produced Using the Jig May Collapse.
---------------------------------------------------------------

         If the Jig is successfully developed and manufactured, Altair intends to use the Jig, or lease the Jig for use, to separate and recover valuable, heavy mineral particles. Active international markets exist for gold, titanium, zircon and many other minerals potentially recoverable with the Jig. Prices of such minerals fluctuate widely and are beyond the control of Altair. A significant decline in the price of minerals capable of being extracted by the Jig could have significant negative effect on the value of the Jig. Similarly, a significant decline in the price of minerals being produced or expected to be produced on the Tennessee Mineral Property could have a significant negative effect on the viability of a mine or processing facility on either such property. In addition, because Altair intends to market the Jig primarily to mining companies, a general economic downturn in the mining or mineral industries may have a material adverse effect on Altair.

We Are Dependent upon Others to Manufacture the Jig.
----------------------------------------------------

         Altair currently contracts on a per-unit basis with a machine shop located in central Tennessee for assembly of the Jig but has no long-term contract with such entity. If Altair completes testing of the Jig and develops a final production model, Altair does not currently have the know-how or resources to establish its own manufacturing facility. Management is considering options for manufacture of the Jig, including manufacturing under a long-term contract or through an exclusive licensing arrangement or joint venture. Altair may not be able to obtain adequate manufacturing capacity. Moreover, even if a manufacturer is found, it may not be able to cost-effectively produce affordable, high-quality units capable of sustaining continuous operations with low maintenance costs in a production environment.

Certain  Patents for the Centrifugal Jig Have Expired or Will Expire in the Near
--------------------------------------------------------------------------------
Future.
-------

         Initial patents on the Jig have been issued in the United States, South Africa, United Kingdom, Australia and Canada. These patents expire on various dates between May 1999 and December 2000. A series of second patents have been issued with respect to a critical component of the Jig in the United States, South Africa, Japan, Europe, Australia, Canada, United Kingdom, Germany and France. These patents expire on various dates between January 2010 and January 2011. A third series of patents with respect to an efficiency enhancing component of the Jig have been issued in the United States, Europe, Australia, Japan, South Africa, Canada and Brazil. These patents have expiration dates between April and November 2018.

         Persons in countries in which Altair has not patented the Jig or certain critical components may develop and market an infringing product. The cost of enforcing patents outside of North America, and similar obstacles, may limit Altair's ability to enforce its patents and keep infringing products out of the market for the Jig.

      Risk Factors Related to Development of the Tennessee Mineral Property

We Have Not Completed  Testing the  Feasibility of Mining the Tennessee  Mineral
--------------------------------------------------------------------------------
Property.
---------

         The Tennessee Mineral Property is currently in the exploratory stage. An independent consultant hired by Altair has completed a pre-feasibility study on the Tennessee Mineral Property. Based on the positive results of such study, Altair has determined to commence a final feasibility study of the Tennessee Mineral Property.

         The final feasibility study, commenced during August 1998, will involve the actual design, pricing, and analysis of equipment and facilities that would be used to mine the Tennessee Mineral Property. Altair expects that the feasibility study will be completed in late 2000. If the feasibility study suggests that cost-effective mining of the Tennessee Mineral Property is feasible, a mine would not be operational for 24-36 months after completion of the study. The final feasibility study may indicate that the Tennessee Mineral Property does not contain minable quantities of heavy minerals or that such deposits are not amenable to large-scale, low-cost mining, as contemplated by Altair. Even if the studies and future testing suggest that mining is economically feasible on the Tennessee Mineral Property, Altair may be unable to obtain the capital, resources and permits necessary to mine the Tennessee Mineral Property. Moreover, market factors, such as a decline in the price of, or demand for, minerals recoverable at the Tennessee Mineral Property, may adversely affect the development of mining operations on such property.

We May Be Unable to Obtain  Necessary  Environmental  Permits for the  Tennessee
--------------------------------------------------------------------------------
Mineral Property.
-----------------

         In order to begin construction and commercial mining on the Tennessee Mineral Property, Altair may have to obtain additional federal, state and local permits, none of which Altair has obtained. Because Altair has not yet commenced design of a commercial mining facility in the Tennessee Mineral Property, Altair is not in a position to definitively ascertain which federal, state and local mining and environmental laws or regulations would apply to a mine on the Tennessee Mineral Property. Nevertheless, Altair anticipates that compliance with the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, and the Comprehensive Environmental Response Compensation Liability Act would be necessary if Altair determined to commence construction and operation of a mine on the Tennessee Mineral Property. See "Risk Factors Related to the Company Generally--Our Operations Are and Will Be Subject to Extensive Government Regulation."

         In addition to these federal laws and regulations, Altair anticipates that, if the Tennessee Mineral Property is developed, Altair will be required to obtain a surface mining permit from the State of Tennessee under the Tennessee Mineral Surface Mining Law of 1972. The application for such a permit must be preceded by public notice and must include, among other things, a filing fee, a reclamation and revegetation plan, and a bond to cover the costs of reclamation. Moreover, in connection with its feasibility study of the Tennessee Mineral Property, Altair has filed an application for a National Pollution Discharge
Elimination System permit for a pilot plant facility with the Tennessee Department of Environment and Conservation. The application is currently under review. Additional state and federal permits may be required for the construction and operation of the pilot plant. Altair can provide no assurance that it will be able to obtain any such permit.

         Altair is not aware of any existing local land use restrictions that would outright prohibit mining operations on the Tennessee Mineral Property.
Altair has held preliminary discussions with state and federal officials regarding land use issues and permitting requirements, but no decisions have been issued by any regulatory agencies.

Any  Operations  on the  Tennessee  Mineral  Property May Lead to  Environmental
--------------------------------------------------------------------------------
Liability.
----------

         Any proposed mining or processing operation on the Tennessee Mineral Property, or any other property acquired by Altair, will be subject to federal, state, and local environmental laws. Under such laws, Altair may be jointly and severally liable with prior property owners for the treatment, cleanup, remediation, and/or removal of substances discovered on either of the Tennessee Mineral Property or any other property used by Altair, which are deemed by the federal and/or state government to be toxic or hazardous ("Hazardous Substances"). Courts or government agencies may impose liability for, among other things, the improper release, discharge, storage, use, disposal or transportation of Hazardous Substances. Altair might use Hazardous Substances and, although Altair intends to employ all reasonably practicable safeguards to prevent any liability under applicable laws relating to Hazardous Substances, companies engaged in mineral exploration and processing are inherently subject to substantial risk that environmental remediation will be required.

              Risk Factors Related to Development of the Processing
                        Technology and Processing Assets

We Have Not Yet  Confirmed the Viability  and  Effectiveness  of the  Processing
--------------------------------------------------------------------------------
Technology and Processing Assets.
---------------------------------

         The Processing Technology and Processing Assets have not been used by Altair or anyone else in a commercial setting, and may prove ineffective or unreliable when subjected to continuous use. Altair has used the Processing Technology and Processing Assets to effectively produce sample quantities of TiO2 nanoparticles but has not completed testing of other product applications. The Processing Technology and Processing Assets may prove wholly or partially ineffective when applied by Altair on a continuous basis in a commercial setting. In addition, the Processing Assets may break down, be costly to maintain or prove unreliable when operated on a continuous basis in a commercial setting. If the Processing Technology proves ineffective or the Processing Assets prove unreliable in a commercial setting, Altair may be unable to recoup the investment in the Processing Technology and Processing Assets.

Nanoparticles  Produced Using the Processing  Technology May Be, or Be Perceived
--------------------------------------------------------------------------------
as, Substandard.
----------------

         In the short run, Altair plans to use the Processing Technology and Processing Assets to produce TiO2 nanoparticles. Altair has not previously produced or marketed TiO2 nanoparticles and, to date, has not obtained any orders for TiO2 nanoparticles. The TiO2 nanoparticles and other products produced using the Processing Technology and Processing Assets may be of inferior quality to alternative products or, regardless of actual quality, may be perceived as lacking adequate quality or reliability. Even if Altair is able to efficiently produce TiO2 nanoparticles and other products using the Processing Technology and Processing Assets, it may not be able to sell such products in the marketplace.

The Current Market for TiO2 Nanoparticles Is Limited.
-----------------------------------------------------

     In the short run, Altair plans to use the Processing Technology and Processing Assets to produce TiO2 nanoparticles. The uses for such nanoparticles are limited--primarily cosmetics and surface coatings--and the market for such nanoparticles is small, estimated at 3,800 tons per annum. Even if Altair is able to effectively produce TiO2 nanoparticles and other products using the Processing Technology and Processing Assets, it may not be able to profitably market such products for any of the following reasons:

   o     there may be insufficient demand for such products;

   o despite strong initial demand for such products, the market for such products may contract or collapse as a result of a decrease in demand for goods incorporating such mineral products, a worldwide or regional financial crisis, or other unforeseen event;

   o the increased supply of such products as a result of the entrance of Altair or other suppliers into the market may cause the price to drop, reducing or eliminating profitability;

   o such products may be of inferior quality to alternative products or, regardless of actual quality, may be perceived as lacking adequate quality or reliability.

Our Cost of Production May Exceed Estimates.
--------------------------------------------

         Altair purchased the Processing Technology and Processing Assets based on the belief that it will be able to produce TiO2 and other products more cheaply than many competitors. Altair has not, however, produced any mineral products using the Processing Technology and Processing Assets on a commercial basis. Altair's actual costs of production may exceed those of competitors and, even if its costs of production are lower, competitors may be able to sell TiO2 and other products at a lower price than is economical for Altair.

Pending Patent Applications May Be Denied or Provide Inadequate Protection.
--------------------------------------------------------------------------


         BHP has filed numerous patent applications with the United States Patent and Trademark Office (the "PTO") with respect to the Processing Technology and has transferred the rights to such applications to Altair. Such applications are being reviewed by the PTO, and no patents with respect to the Processing Technology have been granted to date. If the applications for any patents related to the Processing Technology are denied, the value of the Processing Technology, and any competitive advantage gained from Altair's ownership of the Processing Technology, will be substantially diminished. Altair can provide no assurance that pending patent applications will be granted.

         In addition, persons in jurisdictions outside of the United States in which no application has been filed, or which do not honor United States patents, may develop and market infringing technologies. Also, the cost of enforcing patents outside of North America, as well as other obstacles, may limit Altair's ability to enforce any patents related to the Processing Technology outside of the United States.

Use of the Processing Technology May Lead to Substantial Environmental Liability
--------------------------------------------------------------------------------

         Any proposed use of the Processing Technology and Processing Assets will be subject to federal, state, and local environmental laws. Under such laws, Altair may be jointly and severally liable with prior property owners for the treatment, cleanup, remediation and/or removal of substances discovered at the leased Reno, Nevada facility or any other property used by Altair that are Hazardous Substances. Courts or government agencies may impose liability for, among other things, the improper release, discharge, storage, use, disposal or transportation of Hazardous Substances. Altair might use Hazardous Substances and, although it intends to employ all reasonably practicable safeguards to prevent any liability under applicable laws relating to Hazardous Substances, companies engaged in mineral exploration and processing are inherently subject to substantial risk that environmental remediation will be required.

                           THE COMPANY'S COMMON STOCK

                           Price Range of Common Stock

         In the United States, prior to March 23, 1997, shares of Common Stock of Altair were listed under the symbol "AIGDF" on the over-the-counter bulletin board maintain by the National Association of Securities Dealers the ("OTCBB"). From March 24, 1997 until January 23, 1998, shares of Common Stock of Altair were quoted on the Nasdaq SmallCap Market under the symbol "ALTIF."

         Beginning on January 26, 1998, our Common Stock began trading on the Nasdaq National Market under the symbol "ALTIF." The following table sets forth, for the periods indicated, the high and low sales prices for the Common Stock, as reported on the Nasdaq National Market.

Fiscal Year Ended December 31, 1998                     Low                 High
                                                        ----------------    ----------------
         1st  Quarter (beginning  January  26,
         1998)                                             $8.125            $15.625
         2nd Quarter                                        7.000              9.625
         3rd Quarter                                        3.000             10.250
         4th Quarter                                        5.875              8.625

Fiscal Year Ended December 31, 1999                     Low                 High
                                                        ----------------    ----------------

         1st Quarter                                       $6.063             $9.875
         2nd Quarter                                        4.125              6.875
         3rd Quarter                                        3.875              5.000
         4th Quarter                                        3.453              5.063

Fiscal Year to  End December 31, 2000                   Low                 High
                                                        ----------------    ----------------

         1st Quarter                                       $3.688             $8.250

The last sale price of the Common Stock, as reported on the Nasdaq National Market, on May 1, 2000 was $4.3125 per share.

                  Outstanding Shares and Number of Shareholders

         As of May 1, 2000, the number of shares of Common Stock outstanding was 17,114,185 held by 455 holders of record. In addition, as of the same date, the Company has reserved 3,346,700 shares of Common Stock for issuance upon exercise of options that have been, or may be, granted under its employee stock option plans and 696,172 shares of Common Stock for issuance upon the exercise of outstanding warrants.

                                    Dividends

         The Company has never declared or paid dividends on its shares of Common Stock. Moreover, the Company currently intends to retain any future earnings for use in its business and, therefore, does not anticipate paying any dividends on its shares of Common Stock in the foreseeable future.

                          Transfer Agent and Registrar

         The Transfer Agent and Registrar for the Common Stock is Equity Transfer Services, Inc., Suite 420, 120 Adelaide Street West, Toronto, Ontario, M5H 4C3.


                        Canadian Taxation Considerations

         Dividends paid on shares of Common Stock owned by non-residents of Canada are subject to Canadian withholding tax. The rate of withholding tax on dividends under the Income Tax Act (Canada) (the "Act") is 25%. However, Article X of the reciprocal tax treaty between Canada and the United States of America (the "Treaty") generally limits the rate of withholding tax on dividends paid to United States residents to 15%. The Treaty further generally limits the rate of withholding tax to 5% if the beneficial owner of the dividends is a U.S. corporation which owns at least 10% of the voting shares of the Company.

         If the beneficial owner of the dividend carries on business in Canada through a permanent establishment in Canada, or performs in Canada independent personal services from a fixed base in Canada, and the shares of stock with respect to which the dividends are paid is effectively connected with such permanent establishment or fixed base, the dividends are taxable in Canada as business profits at rates which may exceed the 5% or 15% rates applicable to dividends that are not so connected with a Canadian permanent establishment or fixed base. Under the provisions of the Treaty, Canada is permitted to apply its domestic law rules for differentiating dividends from interest and other disbursements.

         A capital gain realized on the disposition of shares of Common Stock by a person resident in the United States (a "Non-resident") will be subject to tax under the Act if the shares held by the Non-resident are "taxable Canadian property." In general, shares of Common Stock will be taxable Canadian property if the particular Non-resident used (or in the case of a Non-resident insurer, used or held) the shares of Common Stock in carrying on business in Canada or, pursuant to proposed amendments to the Act, where at any time during the five-year period immediately preceding the realization of the gain, not less than 25% of the issued and outstanding shares of any class or series of shares of the Company were owned by the particular Non-resident, by persons with whom the particular Non-resident did not deal at arms' length, or by any combination thereof. If the shares of Common Stock constitute taxable Canadian property, relief nevertheless may be available under the Treaty. Under the Treaty, gains from the alienation of shares of Common Stock owned by a Non-resident who has never been resident in Canada generally will be exempt from Canadian capital gains tax if the shares do not relate to a permanent establishment or fixed base which the Non-resident has or had in Canada, and if not more than 50% of the value of the shares was derived from real property (which includes rights to explore for or to exploit mineral deposits) situated in Canada.

                                 USE OF PROCEEDS

         All proceeds from any sale of Offered Securities, less commissions and other customary fees and expenses, will be paid directly to the Selling Shareholders selling the Offered Securities. The Company will not receive any proceeds from the sale of any of the Offered Securities.

                                    DILUTION

         The Company's unaudited net tangible book value at March 31, 2000 was $8,553,076, or approximately $.454 per share of the Common Stock then outstanding (assuming all 3,177,945 Shares were outstanding on March 31, 2000). Accordingly, new investors who purchase Shares may suffer an immediate dilution of the difference between the purchase price per Share and $.454.

                              SELLING SHAREHOLDERS

                  Beneficial Ownership of Selling Shareholders

         The table beginning on the top of the next page sets forth, as of the date of this Prospectus:

         o the name of each Selling Shareholder,

         o certain beneficial ownership information with respect to the Selling Shareholders,

         o the number of Shares that may be sold from time to time by each Selling Shareholder pursuant to this Prospectus, and

         o the amount (and, if one percent or more, the percentage) of Common Stock to be owned by each Selling Shareholder if all Shares are sold.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of Common Stock that are issuable upon the exercise of outstanding options, warrants or other purchase rights, to the extent exercisable within 60 days of the date of this Prospectus, are treated as outstanding for purposes of computing each Selling Shareholder's percentage ownership of outstanding Common Stock.


                                                                                          Shares Beneficially Owned
                                         Beneficial Ownership                              upon Completion of the
                                          Prior to Offering                                      Offering(1)

                                      ---------------------------                       ------------------------------
                                                                        Number of
                                        Number of                      Shares Being     Number of
        Beneficial Owner                 Shares        Percent(2)        Offered          Shares           Percent
----------------------------------    -------------    ----------     --------------    ------------     -------------
Anderson LLC                           1,501,564(3)       8.6%         1,501,564(3)           0                --
Toyota on Western, Inc.                  250,000(4)       1.5%            250,000             0                --
de Jong & Associates, Inc.               100,000(5)         *             100,000             0                --
Ladenburg Thalmann & Co., Inc.            75,078(6)         *              75,078             0                --
All  Selling  Shareholders  as  a
group                                  1,926,642         10.9%          1,926,642             0                --

*        Represents  less than one percent of the  outstanding  shares of Common
         Stock.
(1) Assuming the sale by each Selling Shareholder of all of the Shares offered hereunder by such Selling Shareholder. There can be no assurance that any of the Shares offered hereby will be sold.
(2) The percentages set forth above have been computed assuming the number of shares outstanding equals the sum of (a) 17,114,185, which is the number of shares of Common Stock actually outstanding on May 1, 2000, and (b) shares of Common Stock subject to options, Warrants and other purchase rights held by the person(s) with respect to which such percentage is calculated; provided, however, for purposes of the foregoing beneficial ownership table, we have assumed that no additional shares will be issued to Anderson LLC pursuant to the repricing provisions described in "--Repricing Provisions and Additional Shares." The Prospectus and the Registration Statement of which it is a part covers the first 1,251,303 shares of Common Stock that may be issued, if any, pursuant to such repricing provisions.
(3) Includes 250,261 Shares issuable by the Company upon exercise of Warrants held by such entity. Such number does not include any of the indeterminable number of Shares that may be issued pursuant to the repricing provisions described in "--Repricing Provisions and Additional Shares." The actual number of shares of Common Stock owned and sold pursuant to this Prospectus by Anderson LLC will depend upon the number of additional Shares acquired by Anderson LLC pursuant to the repricing provisions described in "--Repricing Provisions and Additional Shares."
(4) Includes 83,333 Shares issuable by the Company upon exercise of Warrants held by such entity.
(5) Includes 75,000 Shares issuable by the Company upon exercise of Warrants held by such entity.
(6) Includes 75,078 Shares issuable by the Company upon exercise of Warrants held by such entity. The Warrants held by Ladenburg Thalmann & Co., Inc. are the Offered Warrants offered hereunder.

         The percentages set forth above have been computed assuming the number of shares outstanding equals the sum of (a) 17,114,185, which is the number shares of Common Stock actually outstanding on May 1, 2000, and (b) shares of Common Stock subject to Warrants held by the person(s) with respect to which such percentage is calculated. For purposes of the foregoing beneficial ownership table, notwithstanding the fact that 1,251,303 of the Shares registered hereunder are intended to cover shares issuable to Anderson LLC pursuant to the repricing provisions described in "--Repricing Provisions and Additional Shares," we have assumed that no additional shares will be issued to Anderson LLC pursuant such repricing provisions. As a result of such repricing provisions, the number and percentage of outstanding shares of Common Stock owned by Anderson from time to time during the period of this offering may including a presently indeterminate number of additional shares of Common Stock.

         There can be no assurance that any of the Offered Securities offered hereby will be sold. The Company believes the persons named in the table have sole voting and investment power with respect to all Shares shown as beneficially owned by them, subject to community property laws, where applicable.

                    Private Placement of Shares and Warrants

         De Jong and Associates
         ----------------------

         De Jong & Associates, Inc. ("De Jong") acquired 25,000 Shares and 75,000 Warrants in a private placement pursuant to the terms of a consulting agreement dated as of February 15, 2000 (the "Consulting Agreement") in consideration of consulting services to be provided to the Company by de Jong. The Warrants have an exercise price of $4.00 per share and are exercisable at any time on or before February 15, 2003. Such Warrants include standard anti-dilution provisions pursuant to which the exercise price and number of Shares issuable thereunder is adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction. The Shares that may be offered pursuant to this Prospectus include the shares of Common Stock issuable upon the exercise of such Warrants.

         The Company is obligated under the Consulting Agreement to register De Jong's Shares, including those issuable upon exercise of De Jong's Warrants, in the first registration undertaken by the Company after the execution of the Consulting Agreement.

         Toyota on Western, Inc.
         -----------------------

         Toyota on Western, Inc. ("Toyota") acquired 166,667 Shares and 83,333 Warrants in a private placement pursuant to the terms of a stock purchase agreement dated as of March 3, 2000 (the "Toyota Purchase Agreement"). Pursuant to the Toyota Purchase Agreement, the Company sold Toyota 166,667 Shares for $6.00 per share and granted Warrants to purchase 83,333 Shares at the exercise price of $8.00 per share on or before the earlier of (i) March 3, 2004 and (ii) the date thirty days following the fifth day (whether or not consecutive) the closing price of a share of Common Stock on the Nasdaq National Market equals or exceeds $10.00. Such Warrants include standard anti-dilution provisions pursuant to which the exercise price and number of Shares issuable thereunder is adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction. The Shares that may be offered pursuant to this Prospectus include the shares of Common Stock issuable upon the exercise of such Warrants.

         Pursuant to a registration rights agreement dated as of March 3, 2000 and entered into in conjunction with the Toyota Purchase Agreement, the Company is obligated to file a registration statement registering Toyota's Shares, including those issuable upon exercise of Toyota's Warrant, within 90 days of March 3, 2000.

         Ladenburg Thalmann & Co., Inc.
         ------------------------------

         On March 31, 2000, the Company granted Ladenburg Thalmann & Co., Inc. ("Ladenburg") 75,078 Series N Warrants in return for serving as placement agent in connection with the Anderson Purchase Agreement (defined below). Such Warrants are the "Offered Warrants" subject to this Prospectus and the Registration Statement of which it is a part. The Offered Warrants permit Ladenburg to purchase up to 75,078 Shares at an exercise price of $6.75 (or pursuant to a cashless exercise provision) at any time on or before the earlier of (i) March 31, 2003 and (ii) the date thirty days following the fifth day (whether or not consecutive) the closing price of a share of Common Stock on the Nasdaq National Market equals or exceeds $9.00.

         In addition, the Offered Warrants contain a provision prohibiting assignment of such Warrants to any person who is not an employee of Ladenburg. The purpose of registering the Offered Warrants pursuant to the registration statement of which the Prospectus is a part is to permit transfers of such Offered Warrants to certain employees of Landenburg.

         Such Offered Warrants include standard anti-dilution provisions pursuant to which the exercise price and number of Shares issuable thereunder is adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction. The Shares that may be offered pursuant to this Prospectus include the shares of Common Stock issuable upon the exercise of such Offered Warrants.

         Anderson LLC

                  Anderson LLC ("Anderson") acquired 1,251, 303 Shares and 250,261 Warrants in a private placement pursuant to the terms of a common stock purchase agreement dated as of March 31, 2000 (the "Anderson Purchase Agreement"). Pursuant to the Anderson Purchase Agreement, the Company sold Anderson 1,251,303 Shares for an aggregate of $6,000,000 (or $4.795 per share); provided, however, the number of Shares received by Anderson in exchange for its $6,000,000 is subject to adjustment pursuant to the repricing provisions described in "--Repricing Provisions and Additional Shares" below. In addition, pursuant to the Anderson Purchase Agreement, the Company granted Anderson Warrants to purchase 250,261 Shares at an exercise of $6.75 per Share (or pursuant to a cashless exercise provision) at any time on or before March 31, 2003. The Shares that may be offered pursuant to this Prospectus include the shares of Common Stock issuable upon the exercise of such Warrants.

         Pursuant to the Anderson Purchase Agreement, the Company grants Anderson a right of first refusal with respect to any issuance of Common Stock during a period commencing on the closing date and continuing until the earlier of (i) the date 360 days after the Shares have been registered with the SEC, or
(ii) the date the Company redeems all Common Stock subject to the Anderson Purchase Agreement; provided, that the foregoing right does not apply to Shares issued upon the exercise of outstanding rights, Shares issued upon the exercise of employee options, Shares issued in connection with a joint venture or acquisition transaction, or Shares issued in connection with a bona fide public offering. The Anderson Purchase Agreement also prohibits, with certain exceptions, the Company from issuing any Common Stock for a period of 180 days after the effective date of a registration statement registering the Shares.

         In connection with the Anderson Purchase Agreement, the Company and Anderson entered into an agreement establishing a so-called equity line of credit agreement (the "Equity Agreement"). Pursuant to the Equity Agreement, Anderson commits to purchase up to $10,000,000 in additional Common Stock over the course of the 18 months following the effective date of the registration statement of which the Prospectus is a part. The per share purchase price for such Common Stock will be 85% of the five lowest closing bid prices of the Common Stock during the ten days preceding the Company's granting notice of its intent to compel a purchase. The maximum dollar amount of Common Stock Anderson can be required to purchase in any periodic financing is $2,000,000. Anderson's obligations under the Equity Agreement are conditioned upon, inter alia, (i) a registration statement with respect to such Common Stock being effective, (ii) the market price of Common Stock of the Company exceeding $2 per share, (iii) the dollar trading volume of the Common Stock equaling 150% of the amount of the additional financing and (iv) the shareholders having approved the Equity Agreement or approved the transaction to the extent required by any governing exchange regulations.

                   Repricing Provisions and Additional Shares

         Pursuant to the Anderson Purchase Agreement, if the lowest average closing price per share of Common Stock on the Nasdaq National Market for any ten days during each of four 30-day "repricing periods" does not meet a certain threshold, the Company is required to issue additional shares to Anderson for no additional consideration. The first 30-day repricing period begins on the earlier of the date the 1,251,303 Shares purchase by Anderson on April 7, 2000 and related warrant shares are registered with the SEC or 90 days after the date of the Anderson Purchase Agreement. If the lowest average closing bid price for any ten days during such period is not equal to or greater than 5.634 per Share, the Company is required to issue additional Shares pursuant to a complex formula set forth in the Anderson Purchase Agreement (and illustrated below). The second 30-day repricing period begins at the end of the prior period. If the lowest average closing bid price for any ten days during such period is not equal to or greater than 5.754 per Share, the Company is required to issue additional Shares pursuant to a complex formula set forth in the Anderson Purchase Agreement (and illustrated below). The third 30-day repricing period begins at the end of the prior period. If the lowest average closing bid price for any ten days during such period is not equal to or greater than 5.99375 per Share, the Company is required to issue additional Shares pursuant to a complex formula set forth in the Anderson Purchase Agreement (and illustrated below). The fourth 30-day repricing period begins at the end of the prior period. If the lowest average closing bid price for any ten days during such period is not equal to or greater than 6.2335 per Share, the Company is required to issue additional Shares pursuant to a complex formula set forth in the Anderson Purchase Agreement (and illustrated below).

         In order to illustrate the possible effects of the repricing provisions of the Anderson Purchase Agreement, the following table sets forth how many additional Shares will be issued to Anderson if the lowest average closing bid price per share of Common Stock on the Nasdaq National Market for any ten days during each of the four repricing periods is (a) $2.00 per share, (b) $3.00 per share (c) $4.00 per share, (d) $5.00 per share, (e) $6.00 per share, and (f) $6.2335 or greater per share. Such prices are selected for illustration purposes only and do not reflect the Company's actual estimate of the lowest average closing bid price during any such repricing period or reflect the actual number of shares of Common Stock that will be issued to Anderson during any such repricing period. The actual lowest average closing bid price for any ten days during each of the four repricing periods will vary, and may vary materially from the prices assumed in the following table. Accordingly, the actual number of shares of Common Stock issued to Anderson pursuant to the repricing provisions of the Anderson Purchase Agreement will vary, and may vary materially, from the numbers set forth in the following table.

                  Shares Issuable Under Repricing Provisions If Lowest Average Closing Bid Price Per Share For Any Ten Days During The Respective Repricing Period Is As Follows:

Repricing Period  $2.00          $3.00           $4.00          $5.00           $6.00          $6.2335    or
                                                                                               Greater
First             568,424        274,674         127,799        39,674          None           None
Second            587,174        287,174         137,174        47,174          None           None
Third             624,674        312,174         155,924        62,174          None           None
Fourth            662,174        337,174         174,674        77,174          12,174         None

         In connection with the Anderson Purchase Agreement, the Company and Anderson executed a registration rights agreement pursuant to which the Company is required to (i) file a registration statement on Form S-3 on or before May 5, 2000 with respect to the initial 1,251,303 shares of Common Stock issued to Anderson and an additional 1,251,303 shares of Common Stock in order to cover any Shares that may be issued to Anderson pursuant to the above-described repricing provisions, and (ii) cause such registration statement to be effective within 90 days of the initial closing date. For each day after the required filing date or effective date the registration statement is not filed or effective, as applicable, the Company is required to pay a specified amount as liquidated damages. In the event the sum of the 1,251,303 Shares issued on April 7, 2000 and the number of shares of Common Stock issued to Anderson pursuant to the above-described repricing provisions exceeds the 2,502,606 of such Shares covered by this Prospectus and the registration statement of which it is a part, the Company is required to, within ten (10) business days of receiving notice from Anderson, amend the registration statement of which this prospectus is a part or file a new registration statement registering such additional shares.

                              PLAN OF DISTRIBUTION
Shares
------

         The Shares offered by this prospectus may be sold from time to time by the Selling Shareholders, who consist of the persons named as "Selling Shareholders" above and those persons' pledgees, donees, transferees or other successors in interest. The Selling Shareholders may sell the Shares on the Nasdaq National Market, or otherwise, at market prices or at negotiated prices. They may sell Shares by one or a combination of the following:

          o a block trade in which a broker or dealer so engaged will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

          o purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this Prospectus;
          o ordinary brokerage transactions and transactions in which a broker solicits purchasers;
          o an exchange distribution in accordance with the rules of such exchange;
          o  privately negotiated transactions;
          o  short sales;
          o if such a sale qualifies, in accordance with Rule 144 promulgated under the Securities Act rather than pursuant to this prospectus;
          o any other method permitted pursuant to applicable law.

In making sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from such Selling Shareholders in amounts to be negotiated prior to the sale. Such Selling Shareholder and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any proceeds or commissions received by them, and any profits on the resale of shares sold by broker-dealers, may be deemed to be underwriting discounts and commissions. If a Selling Shareholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required pursuant to Rule 424(c) under the Securities Act of 1933, setting forth:

          o the name of each of the participating  broker-dealers,
          o the number of Shares involved,
          o the price at which the Shares were sold,
          o the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable;
          o a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and
          o any other facts material to the transaction.

The Offered Warrants
--------------------

         The Offered Warrants may be sold or otherwise transferred from time to time by Ladenburg and Ladenburg's pledgees, donees, transferees or other successors in interest; provided, however, the Offered Warrants may not be sold or otherwise transferred to any person who is not an employee of Ladenburg. The Offered Warrants may be sold or otherwise transferred at market prices or other prices in exchange for consideration consisting of services rendered, cash or other valuable consideration. Ladenburg has indicated to the Company that it has not retained and does not intend to retain any underwriter, broker or dealer to facilitate the offer or sale of the Offered Warrants offered hereby.

General
-------

         The Company is paying the expenses incurred in connection with preparing and filing this Prospectus and the registration statement to which it relates, other than selling commissions. In addition, in the event a Selling Shareholder effects a short sale of Common Stock, this Prospectus may be delivered in connection with such short sale and the shares offered by this Prospectus may be used to cover such short sale. To the extent, if any, that a Selling Shareholder may be considered an "underwriter" within the meaning of the Securities Act, the sale of the shares by it shall be covered by this Prospectus.

         The Company have not retained any underwriter, broker or dealer to facilitate the offer or sale of the Shares offered hereby. The Company will pay no underwriting commissions or discounts in connection therewith, and the Company will not receive any proceeds from the sale of the Shares.

         In order to comply with the securities laws of certain states, if applicable, the Offered Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available.

                              DESCRIPTION OF SHARES

         For a description of the 3,177,945 Shares offered hereunder, please refer to the description of the Common Stock provided in the Registration Statement on Form 10-SB filed by the Company with the SEC on November 25, 1996.

         The Offered Warrants permit the holder thereof to purchase up to 75,078 Shares at an exercise price of $6.75 (or pursuant to a cashless exercise provision) at any time on or before the earlier of (i) March 31, 2003 and (ii) the date thirty days following the fifth day (whether or not consecutive) the closing price of a share of Common Stock on the Nasdaq National Market equals or exceeds $9.00. In addition, the Offered Warrants contain a provision prohibiting assignment of such Warrants to any person who is not an employee of Ladenburg. Such Offered Warrants include standard anti-dilution provisions pursuant to which the exercise price and number of Shares issuable thereunder is adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction.

                                  LEGAL MATTERS

         The validity of the Shares being offered hereby is being passed upon for the Company by Goodman and Carr, Ontario, Canada.

                                     EXPERTS

         The financial statements and schedules of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 and incorporated by reference in this Prospectus have been audited by McGovern, Hurley, Cunningham, LLP independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

         Future financial statements of the Company and the reports thereon by McGovern, Hurley, Cunningham LLP also will be incorporated by reference in the Registration Statement in reliance upon the authority of that firm as experts in accounting and auditing in giving those reports; provided, however, only to the extent that said firm has audited those financial statements and consented to the use of their reports therein.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         As permitted by SEC rules, this Prospectus does not contain all of the information that prospective investors can find in the Registration Statement or the exhibits to the Registration Statement. The SEC permits the Company to incorporate by reference into this Prospectus information filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except as superseded or modified by information contained directly in this Prospectus or in a subsequently filed document that also is (or is deemed to be) incorporated herein by reference.

         This Prospectus incorporates by reference the documents set forth below that the Company (File No. 1-12497) has previously filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These documents contain important information about the Company and its financial condition.

         (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1999, filed with the SEC on April 12, 2000.

         (b) All reports and other documents filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of fiscal year 1999.

         (c) The description of the Common Stock contained in the Company's Registration Statement on Form 10 filed under the Exchange Act, including any amendment or report filed under the Exchange Act for the purpose of updating such description.


         The Company hereby incorporates by reference all reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this Offering.

                       WHERE YOU CAN FIND MORE INFORMATION

         The Company files annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information that the Company files at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet site (http://www.sec.gov) that makes available to the public reports, proxy statements, and other information regarding issuers, such as the Company, that file electronically with the SEC.

         In addition, the Company will provide, without charge, to each person to whom this Prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the foregoing documents (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Please direct written requests for such copies to the Company c/o Mineral Recovery Systems at 230 South Rock Boulevard, Suite 21, Reno, Nevada 89502, U.S.A., Attention: Ed Dickinson, Chief Financial Officer. Telephone requests may be directed to the office of the Director of Finance at (800) 897-8245.

         The Common Stock is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company can be inspected and copied at the Public Reference Room of the National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C. 20006.

================================================================================

     We have not  authorized any dealer,
salesperson  or other person to give any
information  or  represent  anything not
contained  in  this   Prospectus.   This              3,177,945 Common Shares
Prospectus does not offer to sell or buy                  75,078 Warrants
any securities in any jurisdiction where it is unlawful. The information in this Prospectus is current as of May 4, 2000.

         -----------------------
                                                    ALTAIR INTERNATIONAL INC.

          SUMMARY COMMON SHARES
            TABLE OF CONTENTS                            COMMON SHARES
                                                           WARRANTS
(For a more detailed Table of Contents, see page 2)

                  Page

Heading                     Page
-------                     ----                         ---------------
Table of Contents............2                             Prospectus
About this Prospectus........4                           ---------------
Prospectus Summary...........4
Forward-Looking Statements...7
Risk Factors.................7
The Company's Common Stock..19                              May 4, 2000
Use of Proceeds.............21
Dilution....................21
Selling Shareholders........21
Plan of Distribution........26
Description of Shares.......28
Legal Matters...............28
Experts.....................28
Incorporation  of
Certain  Documents
by Reference................28
Where You Can Find
More Information............29


          --------------------


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses of the offering, sale and distribution of the Shares being registered pursuant to this registration statement (the "Registration Statement"). All of the expenses listed below will be borne by the Company. All of the amounts shown are estimates except the SEC registration fees.

            Item                                                      Amount

            SEC Commission registration fees                          $3,523

            NASD registration fees                                   $17,500

            Accounting fees and expenses                              $1,000

            Legal fees and expenses                                  $10,000

            Blue Sky fees and expenses                                $2,000

            Printing Expenses                                         $2,000

            Miscellaneous Expenses                                    $3,977

                                                      Total:         $40,000

Item 15. Indemnification of Directors and Officers
--------------------------------------------------

Subsection 136(1) of the Business Corporation Act, Ontario (the "Act") provides that a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such corporation or body corporation, if,

(a) he acted honestly and in good faith with a view to the best interests of the corporation; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his or her conduct was lawful.

Subsection 136(2) of the Act provides that a corporation may, with the approval of the court, indemnify a person referred to in subsection 136(1) of the Act in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he fulfills the conditions set out in clauses 136(1)(a) and 136(1))(b) of the Act.

Subsection 136(3) of the Act provides that despite anything in section 136 of the Act, a person referred to in subsection 136(1) of the Act is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity,

(a) was substantially successful on the merits in his defense of the action or proceeding; and

(b) fulfills the conditions set out in clauses 136(1)(a) and 136(1)(b) of the Act.

Subsection 136(4) of the Act provides that a corporation may purchase and maintain insurance for the benefit of any person referred to in subsection 136(1) of the Act against any liability incurred by the person,

(a) in his capacity as a director or officer of the corporation, except where the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the corporation; or

(b) in his capacity as a director or officer of another body corporate where the person acts or acted in that capacity at the corporation's request, except where the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the body corporate.

Subsection 136(5) of the Act provides that a corporation or a person referred to in subsection 136(1) of the Act may apply to the court for an order approving an indemnity under section 136 of the Act and the court may so order and make any further order it thinks fit.

Subsection 136(6) of the Act provides that upon an application under subsection 136(5) of the Act, the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

The  Company's  By-laws,  as amended,  provide that  subject to  subsection 2 of section 147 of the Act, every director and officer of the Company and his heirs, executors, administrators and other legal personal representatives shall, from time to time, be indemnified and saved harmless by the Company from and against any liability and all costs, charges and expenses that such director or officer sustains or incurs in respect of any action, suit or proceeding that is proposed or commenced against him for or in respect of anything done or permitted by him in respect of the execution of the duties of his office and all other costs, charges and expenses that he sustains or incurs in respect of the affairs of the Company, except such costs, charges or expenses as are occasioned by his own willful neglect or default. In addition, the board of directors of the Company has passed, and the shareholders have confirmed, several special By-laws authorizing the board of directors, among other things, to borrow money and issue bonds or debentures and to secure any such borrowing by mortgaging or pledging all or part of the Company's assets. The special By-laws further authorize the board of directors to delegate the foregoing powers to any director or officer and to give indemnities to any such director or other person acting on behalf of the Company and secure any such person against loss by giving him by way of security a mortgage or charge upon all of the currently owned or subsequently acquired property, undertakings, and rights of the Company.

Pursuant to an employment agreement with William P. Long, the President, Chief Executive Officer and a director of the Company, the Company has agreed to assume all liability for and to indemnify, protect, save, and hold Dr. Long harmless from and against any and all losses, costs, expenses, attorneys' fees, claims, demands, liability, suits, and actions of every kind and character which may be imposed upon or incurred by Dr. Long on account of, arising directly or indirectly from, or in any way connected with or related to Dr. Long's activities as an officer and member of the board of directors of the Company, except as arise as a result of fraud, felonious conduct, gross negligence or acts of moral turpitude on the part of Dr. Long. In addition, Mineral Recovery Systems, Inc. ("MRS"), a wholly-owned subsidiary of the Company, has agreed to assume all liability for and to indemnify, protect, save, and hold harmless Patrick Costin (Vice President of the Company and President of MRS) from and against any and all losses, costs, expenses, attorneys' fees, claims, demands, liabilities, suits and actions of every kind and character which may be imposed on or incurred by Mr. Costin on account of, arising directly or indirectly from, or in any way connected with Mr. Costin's activities as manager, officer, or director of MRS or the Company.

Indemnification may be granted pursuant to any other agreement, bylaw, or vote of shareholders or directors. In addition to the foregoing, the Company maintains insurance through a commercial carrier against certain liabilities which may be incurred by its directors and officers. The foregoing description is necessarily general and does not describe all details regarding the indemnification of officers, directors or controlling persons of the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits.

The following exhibits required by Item 601 of Regulations S-K promulgated under the Securities Act have been included herewith or have been filed previously with the SEC as indicated below.

  Exhibit No.                     Description                                 Incorporated by Reference/
                                                                        Filed Herewith (and Sequential Page #)
----------------    ----------------------------------------    -------------------------------------------------------
                                                                Incorporated  by reference to  Registration  Statement
            4.1     Form of Common Stock Certificate            on Form 10-SB  filed with the  Commission  on November
                                                                25, 1996.

                                                                Incorporated  by  reference to the  Company's  Current
                                                                Report  on Form  8-K  filed  with  the  Commission  on
            4.2     Form    of    Warrant    (related    to     January 13,  1998,  as amended by  Amendment  No. 1 to
                    Convertible Debentures)                     Current  Report on Form  8-K/A,  filed on January  21,
                                      1998.

                                                                Incorporated  by reference to the Company's  Quarterly
            4.3     Form of Series J Warrant                    Report on Form 10-Q filed on May 15, 1999.

                                                                Incorporated  by  reference  to the  Company's  Annual
            4.4     Form of Series K Warrant                    Report  on Form  10-K  filed  with the  Commission  on
                                                                April 12, 2000.

                                                                Incorporated  by  reference  to the  Company's  Annual
            4.5     Form of Series L Warrant                    Report  on Form  10-K  filed  with the  Commission  on
                                                                April 12, 2000.

            4.6     Form of Series M Warrant                    Filed herewith on Page II-8

            4.7     Form of DeJong Warrant                      Filed herewith on Page II-19

            4.8     Form of Series N Warrant                    Filed herewith. on Page II-22

                    Shareholders   Rights  Plan   Agreement
                    dated   November  27,   1998,   between     Incorporated  by  reference to the  Company's  Current
            4.9     Altair  International  Inc.  and Equity     Report  on Form  8-K  filed  with  the  Commission  on
                    Transfer Services Inc.                      December 29, 1998.


                    Amended   and   Restated    Shareholder
                    Rights  Plan dated  October  15,  1999,     Incorporated  by  reference to the  Company's  Current
           4.10     between    the   Company   and   Equity     Report  on Form  8-K  filed  with  the  Commission  on
                    Transfer Services, Inc.                     November 19, 1999.

                    Opinion  of  Goodman  and  Carr  as  to
              5     legality of securities offered              To be filed in pre-effective amendment

           23.1     Consent of McGovern, Hurley,                Filed herewith on Page II-34
                    Cunningham, LLP

           23.2     Consent of Goodman and Carr                 Included in Exhibit No. 5.

             24     Powers of Attorney                          Included on Page II-6 of the Registration Statement.

             27     Financial Data Schedule                     Filed herewith on Page II-35
-----------------------

Item 17. Undertakings.
----------------------

(a)      The undersigned Company hereby undertakes:

(1)      To file,  during any period in which  offers or sales are being made of
the  securities   registered   hereby,  a   post-effective   amendment  to  this
Registration Statement:

(i)      To  include  any  Prospectus   required  by  section  10(a)(3)  of  the
Securities Act;

(ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)

         To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cody, State of Wyoming, on May 3, 2000.

                                        ALTAIR INTERNATIONAL INC.


                                        By /s/ William P. Long
                                        -----------------------
                                        William P. Long
                                        President and Chief Executive Officer

                   POWER OF ATTORNEY AND ADDITIONAL SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature to this Registration Statement appears below hereby constitutes and appoints William P. Long and Patrick Costin, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

         Signature                                Title                                       Date
         ---------                                -----                                       ----

/s/ William P. Long            President, Chief Executive Officer, and Director            May 3, 2000
-------------------           (Principal Executive Officer and authorized
William P. Long                representative of the Company in the United States)


/s/ Edward H. Dickinson        Chief Financial Officer                                     May 3, 2000
-----------------------       (Principal Financial Officer and Principal
Edward H. Dickinson            Accounting Officer)


/s/ James I. Golla             Secretary and Director                                      May 3, 2000
------------------
James I. Golla

/s/ George E. Hartman          Director                                                    May 3, 2000
---------------------
George E. Hartman

/s/ Robert Sheldon             Director                                                    May 3, 2000
------------------
Robert Sheldon


                                  EXHIBIT INDEX

  Exhibit No.                     Description                                 Incorporated by Reference/
                                                                        Filed Herewith (and Sequential Page #)
----------------    ----------------------------------------    -------------------------------------------------------
                                                                Incorporated  by reference to  Registration  Statement
            4.1     Form of Common Stock Certificate            on Form 10-SB  filed with the  Commission  on November
                                                                25, 1996.

                                                                Incorporated  by  reference to the  Company's  Current
                                                                Report  on Form  8-K  filed  with  the  Commission  on
            4.2     Form    of    Warrant    (related    to     January 13,  1998,  as amended by  Amendment  No. 1 to
                    Convertible Debentures)                     Current  Report on Form  8-K/A,  filed on January  21,
                                                                1998.

                                                                Incorporated  by reference to the Company's  Quarterly
            4.3     Form of Series J Warrant                    Report on Form 10-Q filed on May 15, 1999.

                                                                Incorporated  by  reference  to the  Company's  Annual
            4.4     Form of Series K Warrant                    Report  on Form  10-K  filed  with the  Commission  on
                                                                April 12, 2000.

                                                                Incorporated  by  reference  to the  Company's  Annual
            4.5     Form of Series L Warrant                    Report  on Form  10-K  filed  with the  Commission  on
                                                                April 12, 2000.

            4.6     Form of Series M Warrant                    Filed herewith on Page II-8

            4.7     Form of DeJong Warrant                      Filed herewith on Page II-19

            4.8     Form of Series N Warrant                    Filed herewith. on Page II-22

                    Shareholders   Rights  Plan   Agreement
                    dated   November  27,   1998,   between     Incorporated  by  reference to the  Company's  Current
            4.9     Altair  International  Inc.  and Equity     Report  on Form  8-K  filed  with  the  Commission  on
                    Transfer Services Inc.                      December 29, 1998.

                    Amended   and   Restated    Shareholder
                    Rights  Plan dated  October  15,  1999,     Incorporated  by  reference to the  Company's  Current
           4.10     between    the   Company   and   Equity     Report  on Form  8-K  filed  with  the  Commission  on
                    Transfer Services, Inc.                     November 19, 1999.

                    Opinion  of  Goodman  and  Carr  as  to
              5     legality of securities offered              To be filed in a pre-effective amendment

           23.1     Consent of McGovern, Hurley,                Filed herewith on Page II-34
                    Cunningham, LLP

           23.2     Consent of Goodman and Carr                 Included in Exhibit No. 5.

             24     Powers of Attorney                          Included on Page II-6 of the Registration Statement.

             27     Financial Data Schedule                     Filed herewith on Page II-35
-----------------------

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